CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(In thousands, except per share amounts)


                                                 Three Months Ended
                                                      April 30,
                                               -----------------------
                                                   1997         1996
                                               -----------------------
PRIMARY
 Average shares outstanding                       407,446       376,469
 Net effect of dilutive stock options
   - based on the treasury stock
     method using average market price             11,594        20,196
 Assumed conversion of 3% convertible notes        14,966
                                                 --------       -------

     Total                                        434,006       396,665
                                                  =======       =======

     Net income                                   $70,473       $52,121
     Interest expense on 3%
       convertible notes, net of tax benefit        2,246

                                                 --------       -------
                                                  $72,719       $52,121
                                                  =======       =======

     Net income per common share                   $0.168        $0.131
                                                    =====         =====
FULLY DILUTED
 Average shares outstanding                       407,446       376,469
 Net effect of dilutive stock options
   - based on the treasury stock method
     using the period - end market price,
     if higher than the average market price       11,593        20,874
 Assumed conversion of convertible notes           18,052         6,549
                                                 --------       -------
      Total                                       437,091       403,892
                                                  =======       =======

      Net income                                  $70,473       $52,121
      Interest expense on convertible
        notes, net of tax benefit                   2,487           469
                                                 --------       -------
                                                  $72,960       $52,590
                                                  =======       =======

      Net income per common share                  $0.167        $0.130
                                                   ======        ======